Exhibit 99.1

Staffing 360 Solutions Announces $7.4 Million Non-Convertible Strategic Financing

Jackson Investment Group Provides Funding to Strengthen the Company’s Balance Sheet and Position Staffing 360 for Its Next Stage of Growth

New York, NY –January 26, 2017 – Staffing 360 Solutions, Inc. (Nasdaq: STAF), a public company executing a global buy-and-build strategy through the acquisition of staffing organizations in the United States and in the United Kingdom, today announced a $7.4 million financing with Jackson Investment Group, LLC, a private investment firm led by staffing industry entrepreneur Richard Jackson, that manages over $1.5 billion of assets and owns one of the largest staffing firms in the United States.  The transaction is expected to close on or before January 27, 2017, contingent on the outcome of the Company’s annual shareholder meeting.

“This is a game-changing development for Staffing 360 Solutions as we continue to strengthen our balance sheet and position the company for the next wave of growth,” stated Brendan Flood, Executive Chairman of Staffing 360 Solutions.  “With this financing we have reduced our short-term debt obligations (excluding receivables financing) to $1.9 million over the next twelve months, which we are confident can be covered by the operating cash flow coming from our underlying Adjusted EBITDA of $5.36 million. Additionally, with this transaction brings a true strategic partner, Richard Jackson, who has been a successful entrepreneur with highly relevant experience, owning over 20 staffing companies during his 40 years in the industry. This financing will help give us the financial flexibility that we have been heavily focused on over the past year.”

“We are excited to announce this deal with Staffing 360 Solutions,” said Richard Jackson, Chairman and Chief Executive Officer of Jackson Investment Group.  “I’ve been impressed with the management team and their current $190 million in annualized revenue that they’ve been able to achieve in such a short period of time.  I believe Staffing 360 represents a tremendous opportunity for growth as the company continues to execute and achieve new milestones.  We are looking forward to helping the company strengthen its balance sheet and supporting them through the next stage of its journey.”

The $7.4 million in secured debt has a term of 18 months and an interest rate of 6%, payable at maturity. The debt includes 1,650,000 shares of common stock of the Company issued to the investor at closing.  The principal balance of the debt is non-convertible, however, up to 50% of the interest may be paid in the form of common stock valued at $2.00 per share.

In connection with the financing, Staffing 360 Solutions issued to Jackson Investment Group 3,150,000 common stock purchase warrants, which are cash-exercise only, and have an above-market strike price of $1.35.  The transaction was in reliance upon exemptions from registration pursuant to the provisions of Section 4(a)(2) or Rule 506 of Regulation D under the Securities Act of 1933, as amended.

About Staffing 360 Solutions, Inc.

Staffing 360 Solutions, Inc. (Nasdaq: STAF) is a public company in the staffing sector engaged in the execution of a global buy-and-build strategy through the acquisition of domestic and international staffing organizations in the United States and in the United Kingdom.  The Company believes the staffing industry offers opportunities for accretive acquisitions that will drive its annual revenues to $300 million. As part of its targeted consolidation model, the Company is pursuing acquisition targets in the finance and accounting, administrative, engineering and IT staffing space. For more information, please visit: www.staffing360solutions.com.

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Forward-Looking Statements

Certain matters discussed within this press release are forward-looking statements including, but not limited to the timing and ability to enter into any additional acquisitions and expand our business, as well as the size of future revenue or trading volume or future access to capital markets.  Although Staffing 360 Solutions, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained.  Specifically, in order for the Company to achieve annualized revenues of $300 million, the Company will need to successfully raise sufficient capital, to consummate additional target acquisitions, successfully integrate any newly acquired companies, organically grow its business, successfully defend any potential future litigation, as well as various additional contingencies, many of which are unknown at this time and generally out of the Company’s control.  The Company can give no assurance that it will be able to achieve these objectives.  Staffing 360 Solutions does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law.  Factors that could cause actual results to differ materially from expectations include general industry considerations, regulatory changes, changes in local or national economic conditions, our ability to access the capital markets on terms acceptable to us, or at all, our ability to comply with our contractual covenants, including in respect of our debt and other risks detailed from time to time in Staffing 360 Solutions’ reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

Corporate Investor Contact:

Staffing 360 Solutions, Inc.

Darren Minton, Executive Vice President

646.507.5712

darren.minton@staffing360solutions.com

Financial Contact:

Staffing 360 Solutions, Inc.

David Faiman, Chief Financial Officer

646.507.5711

info@staffing360solutions.com